Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10, of our auditor’s report dated March 27, 2024 with respect to the consolidated financial statements of Satellos Bioscience Inc. and its subsidiaries as at December 31, 2023 and December 31, 2022 and for each of the years in the two year period ended December 31, 2023.

We also consent the reference to our firm under the heading “Interests of Experts” in the Annual Information Form filed as Exhibit 4.2 to the registration statement and under the heading “Auditors” in the prospectus supplement and short form base shelf prospectus, each of which forms part of this Registration Statement on Form F-10.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

February 5, 2026

Mississauga, Canada